Exhibit 10.5
Certain information in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Maxygen, Inc. 515 Galveston Drive Redwood City, CA 94063 650.298.5300 main 650.364.2715 fax www.maxygen.com
September 24, 2007
Codexis, Inc.
Attn: Doug Sheehy
200 Penobscot Drive
Redwood City, CA 94063
Re:	License Agreement effective as of March 28, 2002, by and between Maxygen, Inc. and Codexis, Inc., as amended (the “Agreement”)
Dear Doug:
This letter confirms that, as of the date hereof, SubField 8 of Exhibit G to the Agreement is hereby deleted in its entirety and replaced with the following:
“SubField 8: Manufacture of fuels, fuel additives and lubricants (and intermediates of the foregoing) as specified below:
a.	Manufacture of fuel and/or fuel additives and/or lubricants, where Biomass (as defined below) is the starting material for the applicable fuel and/or fuel additive and/or lubricant, including without limitation the manufacture of compounds (e.g., fermentable sugars) which are intermediates in the process of producing fuel or fuel additives and/or lubricants, where Biomass is the starting material for the applicable fuel and/or fuel additive and/or lubricant and such intermediates are used solely in the production of fuel or fuel additives and/or lubricants, but specifically excluding the fuels and/or fuel additives and/or lubricants in Category (b) below.

b.	Conversion of Biomass-derived oils into fuel and/or fuel additives and/or lubricants, including without limitation the manufacture of compounds which are intermediates in the process of converting Biomass-derived oils into fuel and/or fuel additives and/or lubricants, where such intermediates are used solely in the production of fuel or fuel additives and/or lubricants.
For purposes of clarification, as used in this SubField 8 (and with regard to any Supplemental Products that may result due to activation of any Category of SubField 8), “fuel additives” are substances which are intended to be added to fuel to modify the characteristics of such fuel, including, for example, biodegradability, combustibility, viscosity and/or emissions profile, and “lubricants” are [****].

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Biomass” shall mean [****].
Notwithstanding the above, for purposes of this SubField 8, no right or license is granted to Codexis to use any Enabling Technology to alter or modify any gene(s) of any Plant to (a) [****], or (b) [****]; provided, however, Codexis may produce in Category II Plants chemicals that are Supplemental Products resulting from the activation of any Category of this SubField 8.”
The parties acknowledge and agree that all of Subfield 8, as amended by this letter, is subject to that certain letter dated September 11, 2007, and that all fuels, fuel additives and/or lubricants within amended Subfield 8 shall be Supplemental Products.
Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.
Please indicate Codexis’ agreement to the foregoing by countersigning below.

Yours sincerely,
/s/ Michael S. Rabson
Michael S. Rabson

UNDERSTOOD AND AGREED BY CODEXIS, INC.
By:	/s/ Douglas Sheehy
	Name:	Douglas Sheehy
	Title: Date:	VP & General Counsel September 24, 2007

*	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.